Attachment A
(Form of Grant Agreement)
PERFORMANCE RESTRICTED SHARE UNIT GRANT NOTICE UNDER THE
DENTSPLY SIRONA INC.
2016 OMNIBUS INCENTIVE PLAN
as amended and restated
PERFORMANCE RESTRICTED SHARE UNIT GRANT AGREEMENT
This Performance Restricted Share Unit Grant Notice (“Notice” or “Grant Notice”) is an agreement made and entered into as of the Grant Date below by and between DENTSPLY SIRONA Inc. and [NAME]. The following award of Restricted Share Units (the “Award”) has been granted, which entitles the Grantee to receive one share of the Common Shares, $0.01 par value per share, of DENTSPLY SIRONA Inc. (“Common Shares” or “Shares”) for each Restricted Share Unit pursuant to the following terms and conditions:
•Grantee: [Participant Name]
•Grant Date: [Grant Date]
•Number of Restricted Share Units to be Awarded at 100% Payout Level (see table below in Vesting Schedule for range of potential Payout Levels): [Number of Units Granted]
•Vesting Schedule: The performance period with respect to the attainment of the Operating Margin Targets set forth below shall begin on January 1, 2019 and shall continue through and including December 31, 2022 (the “Measurement Period”). Operating Margin is defined as the Company’s (i) Adjusted Operating Income, divided by (ii) Adjusted Third Party Net Sales Excluding Precious Metals (or, the Third Party Net Sales if Third Party Net Sales Excluding Precious Metals is not available), as such amounts are shown in the Company’s published quarterly or annual earnings reports and related investor materials. If (1) during any four consecutive quarters of the Measurement Period (each such set of quarters, the “Four Quarters”), the Operating Margin of the Company achieves the targets below:

Operating Margin Targets	18.0%	19.0%	20.0%	21.0%	22.0%	23.0%
Payout Level	50%	100%	150%	200%	250%	300%

and (2) such improvement of the Operating Margin, as measured at the end of the quarter immediately following such Four Quarters (even if such subsequent quarter is the quarter immediately following the Measurement Period) and calculated for the trailing four quarters, is also above the applicable target set forth in the table above (collectively, the “Vesting Conditions”), then the Award shall cliff vest at the payout levels described in the table above immediately upon the certification by the Human Resources Committee that such Vesting Conditions have been met. Further cliff vesting of the Award may occur at the incremental levels set forth in the table above as additional improvements in the Operating Margin are attained during the Measurement Period. For the avoidance of doubt, once Operating Margin Target at a target percentage is achieved, no further payments will be made for achieving the same or a lesser Operating Margin Target, and a greater Operating Margin Target must be achieved in order to achieve the Vesting Conditions for any subsequent period; provided, however, that only an incremental vesting of a portion of the Award would occur to achieve cumulative vesting at the level attained under the most recently attained Vesting Conditions. Notwithstanding anything herein to the contrary, any such vesting of the Award is subject to the Grantee’s continued employment until the date any such Vesting Conditions are achieved, except as otherwise provided in the RSU Agreement and the Plan (each, as defined below).
•Other Provisions: The Award is granted subject to, and in accordance with, the terms of the Performance Restricted Share Unit Agreement (the “RSU Agreement”) attached hereto as Exhibit A and the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, as amended and restated from time to time (the “Plan”). Notwithstanding any provision to the contrary under this Agreement, the RSU Agreement, the Plan, or any Other Agreement (as defined below), the terms of this Agreement and the RSU Agreement shall supersede the terms of any Other Agreement to the extent any such Other Agreement would or may be interpreted to govern, affect, or otherwise relate to the vesting (or forfeiture) of this Award, and the terms of such Other Agreement shall be void and of no effect with respect to the vesting (or forfeiture) of this Award; provided, however, that if the Plan refers to the definition of Cause under such an Other Agreement, such definition of Cause shall continue to apply to the extent required under the Plan. For purposes of this Agreement, an “Other Agreement” shall mean any employment, severance, or retention agreement or arrangement or any other agreement or arrangement to which Grantee is a party or under which Grantee otherwise participates or benefits.

(Signature Page Follows)

The Company and Grantee hereby agree to the Award and all terms and conditions of this Grant Notice, the RSU Agreement, and the Plan by their signatures below.
If this Grant Notice is not executed by Grantee and returned by email to: Corporate-Equity-Administrator@dentsplysirona.com (the “Corporate Equity Administrator”) by [DATE], this Grant Notice, the Award, and the RSU Agreement shall be null and void without any compensation owing thereunder. Upon receipt of the executed Grant Notice by the Corporate Equity Administrator, you will receive a confirmation of receipt to the Grantee. This Award is granted under, and governed by, the terms and conditions of this Grant Notice, the Plan and the RSU Agreement, which are incorporated herein.

DENTSPLY SIRONA INC.
By:	_____________________ Name: Title: Date:
GRANTEE
_____________________ Name: Date:
Attachments: Exhibit A—Performance Restricted Share Unit Agreement

EXHIBIT A
PERFORMANCE RESTRICTED SHARE UNIT AGREEMENT
DENTSPLY SIRONA Inc., a Delaware corporation (the “Company”), has granted you (the “Grantee”) an award of the number of Restricted Share Units as set forth on your Performance Restricted Share Unit Grant Notice (the “Grant Notice”), and you hereby agree to the terms and conditions of the Grant Notice and the terms and conditions herein. Each Restricted Share Unit shall entitle Grantee to receive one share of Common Shares upon vesting in the future in accordance with, and subject to, the terms and conditions set forth in the Notice and this Performance Restricted Share Unit Agreement (the “RSU Agreement”).
The Award is granted pursuant to the DENTSPLY SIRONA Inc. 2016 Omnibus Incentive Plan, as amended and restated from time to time (the “Plan”), pursuant to which restricted share units, and other awards, may be granted to Eligible Recipients under the Plan. Except as otherwise specifically set forth herein, all capitalized terms utilized herein shall have the respective meanings ascribed to them in the Plan.
The details of your Award are as follows:
l. Grant of Restricted Share Unit Award. Pursuant to action of the Board and/or the Committee, the Company hereby grants to Grantee an Award of the number of Restricted Share Units as set forth on the Grant Notice. Each Restricted Share Unit shall entitle Grantee to receive one share of Common Shares upon vesting in the future in accordance with, and subject to, the terms and conditions described herein.
2. Vesting and Forfeiture.
(a) Vesting. The Restricted Share Units shall vest in one or more installments (each, an “Installment”) in accordance with the Vesting Schedule as set forth on the Grant Notice, with the vesting of each Installment subject to the Grantee’s continued employment with the Company or an Affiliate through the applicable vesting date and achievement of the Vesting Conditions set forth in the Grant Notice as of such vesting date, subject to such additional terms and conditions set forth on the Grant Notice and the terms hereof.
(b) Accelerated Vesting. Any Restricted Share Units which have not yet vested under subparagraph (a) above shall vest or be forfeited in accordance with the provisions of the Plan and the terms of this RSU Agreement.
(c) Forfeiture of Restricted Share Units. If Grantee’s employment with the Company or an Affiliate terminates for any reason, including upon Retirement, Grantee shall forfeit all rights with respect to any portion of the Award (and the underlying shares of Common Shares) that has not yet vested as of the effective date of the termination, except to the extent provided below with respect to a termination by the Company without Cause. For the avoidance of doubt, except as provided in the Grant Notice, this RSU Agreement, or the Plan, if the Vesting Conditions are not achieved, Grantee shall forfeit all rights with respect to the Award (and the underlying shares of Common Shares) at the end of the Measurement Period to the extent such Vesting Conditions were not achieved, if not sooner terminated and forfeited hereunder on account of termination of employment or otherwise.
(d) Termination without Cause. Notwithstanding anything herein to the contrary, if Grantee’s employment with the Company or an Affiliate is involuntarily terminated by the Company without Cause during a portion of the Measurement Period during which applicable Vesting Conditions are achieved, Grantee shall receive a pro-rata portion of the incremental payout level applicable to such Vesting Conditions achieved, based on the period of time Grantee remained employed with the Company or its Affiliates during the applicable Four Quarters during which the Vesting Conditions were achieved. By way of example only, if Grantee is involuntarily terminated without Cause during month 7 of the 12-month period of the applicable Four Quarters and Vesting Conditions are ultimately achieved at the end of the quarter following the applicable Four Quarters, Grantee will receive 7/12ths of the amount that Grantee would otherwise have received had Grantee remained employed during the entire 12-month period and following quarter. For purposes of the foregoing, the month of termination shall count as one full month of employment. If Grantee is so involuntarily terminated without Cause during the quarter following the applicable Four Quarters, and the Vesting Conditions as determined at the end of such quarter following the applicable Four Quarters are achieved, Grantee shall be entitled to the full amount of the payment with respect to achievement of such Vesting Condition under this Award without regard to whether Grantee remained employed during the entire quarter following the applicable Four Quarters. If Grantee is involuntarily terminated by the Company without Cause either during an applicable Four Quarter period or during the quarter following such Four Quarters and becomes entitled to a payment on account of achieving Vesting Conditions with respect to such period, Grantee shall be entitled to one payment only on account of achieving Vesting Conditions for a period in which Grantee was involuntarily terminated and shall not become entitled to any subsequent payment even if Vesting Conditions are achieved again for a subsequent Four Quarter period that overlaps with the first Four Quarter period or the quarter following the first Four Quarter period in which Grantee was involuntarily terminated.
3. Issuance of Common Shares. In accordance with the Vesting Schedule and subject to all the terms and conditions set forth in this RSU Agreement and the Plan, upon conclusion of the quarter following an applicable Four Quarter period, but in no event later than thirty (30) days following such date, the Company shall issue and deliver to Grantee the number of shares of Common Shares equal to the number of Restricted Share Units which have become vested at the end of such period, as applicable (subject to any reductions for tax withholding or otherwise to the extent permitted under the Plan and this RSU Agreement). The Company may, in its sole discretion, deliver such shares of Common Shares (a) by issuing Grantee a certificate of Common Shares representing the appropriate number of shares, (b) through electronic delivery to a brokerage or similar securities-holding account in the name of Grantee, or (c) through such other commercially reasonable means available for the delivery of securities.
4. Incorporation of the Plan by Reference; Conflicting Terms. The Award of Restricted Share Units pursuant to this RSU Agreement is granted under, and expressly subject to, the terms and provisions of the Plan, which terms and provisions are incorporated herein by reference. Grantee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof. In the event of any conflict between the terms of the Plan and the terms of this RSU Agreement, the terms and provisions of the Plan shall govern.
5. Non-Transferability of Restricted Share Units. The Restricted Share Units may not be transferred in any manner and any purported transfer or assignment shall be null and void. Notwithstanding the foregoing, upon the death of Grantee, Grantee’s beneficiary designated in accordance with the terms of the Plan shall have the right to receive any shares of Common Shares that may be deliverable hereunder, provided, that, for such purposes, the terms of the Plan and this RSU Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Grantee.
6. Ownership Rights. The Restricted Share Units do not represent a current interest in any shares of Common Shares. Grantee shall have no voting or other ownership rights in the Company arising from the Award of Restricted Share Units under this RSU Agreement. Notwithstanding the foregoing, unless otherwise determined by the Committee or the Board, and to the extent permitted by the Plan, Grantee shall participate in any cash dividend declared by the Board applicable to shares of Common Shares, which shall entitle Grantee to receive a cash payment for each whole Restricted Share Unit, subject to the same Vesting Schedule and restrictions as the underlying Restricted Share Unit and otherwise payable at the same time shares are issued and delivered to Grantee with respect to the underlying Restricted Share Unit, in an amount that would otherwise be payable as dividends with respect to an equal number of shares of Common Shares.
7. Committee Discretion. This Award has been made pursuant to a determination made by the Board and/or Committee. Notwithstanding anything to the contrary herein, and subject to the limitations of the Plan, the Administrator shall have plenary authority to: (a) interpret any provision of this RSU Agreement or the Award; (b) make any determinations necessary or advisable for the administration of this RSU Agreement or the Award; (c) make adjustments as it deems appropriate to the aggregate number and type of securities available under this RSU Agreement to appropriately adjust for, and give effect to, any Change in Capitalization or otherwise as provided under the Plan; and (d) otherwise modify or amend any provision hereof, or otherwise with respect to the Award, in any manner that does not materially and adversely affect any right granted to Grantee by the express terms hereof, unless required as a matter of law, subject to the limitations stated in the Plan.
8. Tax Withholding. The Company shall withhold from Grantee’s compensation any required taxes, including social security and Medicare taxes, and federal, state and local income tax, with respect to the income arising from the vesting or payment in respect of any Restricted Share Units under this RSU Agreement (or such other amount that will not cause adverse accounting consequences for the Company and is permitted under applicable withholding rules promulgated by the Internal Revenue Service or other applicable governmental entity).
9. Clawback Policy. To the extent this Award is subject to recovery under any law, government regulation, stock exchange listing requirement or Company agreement or policy, this Award will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any agreement or policy adopted by the Company pursuant to any such law, government regulation, stock exchange listing requirement or otherwise).
10. Electronic Delivery. The Company may choose to deliver certain statutory or regulatory materials relating to the Plan in electronic form, including without limitation securities law disclosure materials. Without limiting the foregoing, by accepting this Award, Grantee hereby agrees that the Company may deliver the Plan prospectus and the Company’s annual report to Grantee in an electronic format. If at any time Grantee would prefer to receive paper copies of any document delivered in electronic form, the Company will provide such paper copies upon written request to the Investor Relations department of the Company.
11. No Right to Continued Employment. Nothing in this RSU Agreement shall be deemed to create any limitation or restriction on such rights as the Company or an Affiliate otherwise would have to terminate the employment of Grantee at any time for any reason.
12. Entire Agreement. This RSU Agreement and the Plan contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations between the parties. For the avoidance of doubt, and notwithstanding any provision to the contrary, by signature on the Grant Notice and acceptance of this Award, Grantee agrees that the terms of this Agreement and the RSU Agreement shall supersede the terms of any Other Agreement to the extent any such Other Agreement would or may be interpreted to govern, affect, or otherwise relate to the vesting (or forfeiture) of this Award, and the terms of such Other Agreement shall be void and of no effect with respect to the vesting (or forfeiture) of this Award; provided, however, that if the Plan refers to the definition of Cause under such an Other Agreement, such definition of Cause shall continue to apply to the extent required under the Plan. For purposes of this Agreement, an “Other Agreement” shall mean any employment, severance, or retention agreement or arrangement or any other agreement or arrangement to which Grantee is a party or under which Grantee otherwise participates or benefits.
13. Governing Law. To the extent federal law does not otherwise control, this RSU Agreement shall be governed by the laws of Delaware, without giving effect to principles of conflicts of laws.

14. Compliance with Section 409A of the Internal Revenue Code. The Award is intended to comply with section 409A of the Code to the extent subject thereto, and shall be interpreted in accordance with section 409A of the Code and treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Grant Date. Notwithstanding any provision in the Plan or this RSU Agreement to the contrary, no payment or distribution under this RSU Agreement that constitutes an item of deferred compensation under section 409A of the Code and becomes payable by reason of Grantee’s termination of employment or service with the Company shall be made to Grantee until and unless such termination of employment or service constitutes a separation from service within the meaning of section 409A of the Code. For purposes of this Award, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of section 409A of the Code. Notwithstanding any provision in the Plan or this RSU Agreement to the contrary, and to the extent necessary to avoid the imposition of taxes under section 409A of the Code, (a) if Grantee is a specified employee within the meaning of section 409A of the Code, Grantee shall not be entitled to any payments upon a termination of employment or service until the expiration of the six (6)-month period measured from the date of Grantee’s separation from service (or, if earlier, the date of death) and (b) no Change in Control shall be deemed to have occurred hereunder unless such Change in Control constitutes a change in control event for purposes of section 409A of the Code. Upon the expiration of the applicable waiting period set forth in the preceding sentence, all payments and benefits deferred pursuant to this Section  (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid to Grantee in a lump sum as soon as practicable, but in no event later than sixty (60) calendar days, following such expired period, and any remaining payments due under this Award will be paid in accordance with the normal payment dates specified for them herein. Notwithstanding any provision of the Plan, this RSU Agreement or any Other Agreement to the contrary, in no event shall the Company or any Affiliate be liable to Grantee on account of an Award’s failure to (i) qualify for favorable U.S. or foreign tax treatment or (ii) avoid adverse tax treatment under U.S. or foreign law, including, without limitation, section 409A of the Code.